________________________________________________________________________________

                                 NEWS RELEASE
                                 July 23, 2001
                _______________________________________________

                            KANKAKEE BANCORP, INC.
                _______________________________________________

                310 South Schuyler Avenue
                P.O. Box 3                       (815) 937-4440
                Kankakee, IL 60901-0003      Fax (815) 937-3674

For more information contact:
   William Cheffer, Chairman
   Larry D. Huffman, President and CEO
   Michael A. Stanfa, Executive Vice President            For Immediate Release
   Ronald J. Walters, Vice President and Treasurer
________________________________________________________________________________


              KANKAKEE BANCORP ANNOUNCES SECOND QUARTER EARNINGS
              --------------------------------------------------
                       AND PAYMENT OF QUARTERLY DIVIDEND
                       ---------------------------------


     Kankakee, Illinois.....(July 23, 2001) Kankakee Bancorp, Inc. (AMEX:KNK),
today released the financial results for the quarter ended June 30, 2001. The Company reported net income of $734,000 for the quarter, compared to $768,000 for the comparable 2000 quarter. Basic earnings per share were $.61 for both the quarter ended June 30, 2001 and the quarter ended June 30, 2000. Diluted earnings per share were $.60 for the quarter ended June 30, 2001 compared to $.59 for the quarter ended June 30, 2000.

     According to William Cheffer, Chairman, Kankakee Bancorp, Inc., "While our second quarter 2001 net income fell short of net income for the second quarter of 2000, diluted earnings per share increased by one cent. That made the diluted earnings per share for the second quarter of 2001 the best posted by the Company since its formation. Rapidly decreasing market interest rates during 2001 resulted in decreases in our net interest rate spread and our net interest margin. The impact of the reduction in spread has been substantially offset by growth in net interest-earning assets. We are pleased with the results for the first half of the year and believe the results for the last half of 2001 will also be positive."

                               Quarterly Results
                               -----------------

     During the second quarter of 2001, net interest income before provision for losses on loans was $3.4 million, or $130,000 (4.0%) more than for the same period in 2000. The annualized return on assets for the second quarter of 2001 was .63% compared to .74% for the second quarter of 2000.

     The provision for losses on loans totaled $40,000 during the second quarter of 2001. No provision for losses on loans was deemed necessary during the second quarter of 2000.

     Other income increased by $197,000, or 33.1%, from $593,000 for the second quarter of 2000 to $790,000 for the second quarter of 2001. This was due to increases of $150,000 in fee income, $14,000 in other income and $38,000 in the gain on the sale of loans held for sale. These increases were partially offset by decreases of $4,000 in gain on sale of real estate held for sale and $1,000 in insurance commissions. The substantial increase in fee income was primarily the result of an increase in checking accounts subject to fees. The $38,000 increase in gain on the sale of loans held for sale resulted from a resumption in the sale of long-term, fixed rate mortgage loans during the quarter.

     General and administrative expenses increased by $348,000, or 12.9%, from $2.7 million for the second quarter of 2000 to $3.1 million for the second quarter of 2001. There were increases in compensation and benefits of $114,000 (7.6%), occupancy costs of $42,000 (16.3%), other expenses of $97,000 (23.4%), data processing costs of $17,000 (21.0%), advertising of $39,000 (58.7%) and telephone and postage of $45,000 (59.5%). These increases were partially offset by a decrease of $10,000 (5.6%) in furniture and equipment costs. The increase in telephone and postage expense was due in part to a substantial mailing related to privacy disclosures.

                               Six Month Results
                               -----------------

     Net income for the six months ended June 30, 2001 was $1.4 million, or $96,000 (7.6%) more than net income for the same period in 2000. Basic earnings per share were $1.12 and $1.01 for the six-month periods ended June 30, 2001 and 2000, respectively. Diluted earnings per share were $1.10 and $.98 respectively, for the same periods. The increase in diluted earnings per share was 12.2%. Net interest income before provision for losses on loans was $6.7 million for the six month ended June 30, 2001, compared to $6.3 million for the 2000 period, an increase of $405,000 or

6.4%. The net interest margin for the six months ended June 30, 2001 was 3.13% compared to 3.36% for the same period in 2000. The annualized return on assets for the first six months of 2001 was .59% compared to .62% for the first six months of 2000.

     The provision for losses on loans totaled $55,000 for the first six months of 2001. No provision for losses on loans was deemed necessary for the first six months of 2000.

     Other income increased by $193,000, or 16.1%, from $1.2 million for the first six months of 2000, to $1.4 million for the first six months of 2001. Increases of $17,000 in other income, $212,000 in fee income and $37,000 in gain on sales of loans held for sale were partially offset by a decrease of $61,000 in insurance commissions. The increase in fee income was primarily the result of an increase in checking accounts subject to fees. The $36,000 increase in gain on the sale of loans held for sale resulted from a resumption in the sale of long-term, fixed-rate mortgage loans during the second quarter of 2001. The decrease in insurance commissions was due to commissions received in the first quarter of 2000 which did not recur in 2001.

     General and administrative expenses for the first six months of 2001 increased by $408,000, or 7.3%, to $6.0 million from $5.6 million for the first six months of 2000. There were increases of $131,000 (14.2%) in other general and administrative expense, $94,000 (3.1%) in compensation and benefits, $30,000 (17.6%) in data processing services, $29,000 (20.4%) in advertising, $80,000 (15.1%) in occupancy costs and $45,000 (25.2%) in telephone and postage. The increases were partially offset by decreases of $2,000 (0.6%) in furniture and equipment expense and $2,000 (1.0%) in the amortization of intangible assets.

                              Financial Condition
                              -------------------

     The Company's total assets were $470.8 million at June 30, 2001, an increase of $10.9 million, or 2.4%, from total assets of $459.9 million at December 31, 2000. An increase of $33.5 million in net loans was partially offset by decreases in cash and cash equivalents, in investment securities and in mortgage-backed securities of $4.8 million, $15.9 million and $2.4 million, respectively. There has been substantial evidence of a much slower economy during the first half of 2001. This has led to significantly lower market interest rates and an increase in refinancing of loans by borrowers. During this period the Company has grown while experiencing no significant change in asset quality or in non-performing loan totals. However, a slowing economy could result in some increase in problem assets which could possibly result in some increase in losses on loans.

     Stockholders' equity totaled $39.3 million at June 30, 2001, reflecting a slight decrease of $14,000 compared to December 31, 2000. The decrease was the result of the Company's common stock repurchases and dividend payments during the first six months of the year, which were substantially offset by net income and an increase in unrealized gains on securities available-for-sale. However, equity per share of common stock increased by $1.49 or 4.8%, to $32.60 at June 30, 2001 from $31.11 at December 31, 2000. At June 30, 2001, the capital ratios of Kankakee Federal Savings Bank, the Company's wholly-owned subsidiary, continued to be in excess of regulatory requirements.

     The annualized return on stockholders' equity was 7.5% and 7.0% for the quarter and six month periods ended June 30, 2001, respectively, compared to 8.5% and 7.0% for the comparable 2000 periods.

                  Stock Repurchase Program and Stock Options
                  ------------------------------------------

     During the quarter ended June 30, 2001, the Company repurchased 18,500 shares of common stock at a total cost of $442,000, under the repurchase program approved by the Company's Board of Directors in January 2001. Through June 30, 2001, a total of $14.3 million had been used to repurchase 667,507 shares of common stock under repurchase programs. Subsequent to June 30, 2001 and through July 23, 2001, no additional shares of common stock were repurchased.

     No options on shares of common stock were exercised during the second quarter of 2001. As of June 30, 2001, a total of 545,092 shares of common stock were held as treasury stock. Between July 1, 2001 and July 23, 2001, options of 2,500 shares of common stock were exercised. Through July 23, 2001, the Company had received no additional notification of the intention of option holders to exercise options.

           Kankakee Bancorp, Inc. Announces a Third Quarter Dividend
           ---------------------------------------------------------

     Kankakee Bancorp, Inc., also announced today that on July 10, 2001, the Board of Directors declared a cash dividend of twelve cents a share for the third quarter of 2001. The dividend will be paid on August 31, 2001 to stockholders of record on August 10, 2001. The Company has paid a dividend every quarter since the dividend program was instituted during the first quarter of 1995.

     Kankakee Bancorp, Inc., and Kankakee Federal Savings Bank, are headquartered in Kankakee, Illinois, which is 60 miles directly south of downtown Chicago. In addition to its main office, the Bank operates fourteen offices in the following Illinois communities: Ashkum, Bourbonnais, Bradley, Braidwood, Champaign, Coal City (2), Diamond, Dwight, Herscher, Hoopeston, Manteno, Momence and Urbana.

                                     # # #

                             Financial Highlights
                  Condensed Consolidated Statements of Income
                                   Attached



This release may contain forward looking statements. Forward looking statements are identifiable by the inclusion of such qualifications as expects, intends, believes, may, likely or other indications that the particular statements are not based upon facts but are rather based upon the Company's beliefs as of the date of this release. Actual events and results may differ significantly from those described in such forward looking statements, due to changes in the economy, interest rates or other factors. For additional information about these factors, please review our filings with the Securities and Exchange Commission.

                     KANKAKEE BANCORP, INC. AND SUBSIDIARY
                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                 (Dollars in Thousands, Except Per Share Data)

                                                        (Unaudited)
                                                 Three Months Ended June 30,
                                                        2001     2000
                                                      ------   ------
Total interest income                                 $8,258   $7,302
Total interest expense                                 4,853    4,027
                                                      ------   ------
Net interest income                                    3,405    3,275
   Provision for losses on loans                          40        -
                                                      ------   ------

Net interest income after
   provision for losses on loans                       3,365    3,275
Other income:
   Net gain on sales of assets                            41        7
   Fee income                                            617      467
   Other                                                 132      119
                                                      ------   ------

Total other income                                       790      593
Other expenses:
   General and administrative                          3,052    2,704
                                                      ------   ------

Income before income taxes                             1,103    1,164
Income tax expense                                       369      396
                                                      ------   ------
Net income                                            $  734   $  768
                                                      ======   ======
Net income                                            $  734   $  768
Other comprehensive income:
   Unrealized gains (losses) on available-for-sale
   securities, net of related income taxes              (136)     143
                                                      ------   ------
Comprehensive income                                  $  598   $  911
                                                      ======   ======
Basic earnings per share                              $ 0.61   $ 0.61
                                                      ======   ======
Diluted earnings per share                            $ 0.60   $ 0.59
                                                      ======   ======

Selected operating ratios (annualized):
   Net interest margin (ratio of net interest
    income to average interest-earning assets)          3.10%    3.41%
   Return on assets (ratio of net income to
    average total assets)                               0.63%    0.74%
   Return on equity (ratio of net income
    to average equity)                                  7.51%    8.47%

                     KANKAKEE BANCORP, INC. AND SUBSIDIARY
                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                 (Dollars in Thousands, Except Per Share Data)

                                                        (Unaudited)
                                                 Six Months Ended June 30,
                                                        2001      2000
                                                     -------   -------
Total interest income                                $16,452   $14,198
Total interest expense                                 9,702     7,853
                                                     -------   -------
Net interest income                                    6,750     6,345
  Provision for losses on loans                           55         -
                                                     -------   -------

Net interest income after
  provision for losses on loans                        6,695     6,345
Other income:
  Net gain on sales of assets                             51        15
  Fee income                                           1,090       878
  Other                                                  246       301
                                                     -------   -------

Total other income                                     1,387     1,194
Other expenses:
  General and administrative                           6,031     5,623
                                                     -------   -------

Income before income taxes                             2,051     1,916
Income tax expense                                       686       647
                                                     -------   -------
Net income                                           $ 1,365   $ 1,269
                                                     =======   =======
Net income                                           $ 1,365   $ 1,269
Other comprehensive income:
  Unrealized gains (losses) on available-for-sale
  securities, net of related income taxes                338       (99)
                                                     -------   -------
Comprehensive income                                 $ 1,703   $ 1,170
                                                     =======   =======
Basic earnings per share                             $  1.12   $  1.01
                                                     =======   =======
Diluted earnings per share                           $  1.10   $  0.98
                                                     =======   =======

Selected operating ratios (annualized):
  Net interest margin (ratio of net interest
   income to average interest-earning assets)           3.13%     3.36%
  Return on assets (ratio of net income to
   average total assets)                                0.59%     0.62%
  Return on equity (ratio of net income
   to average equity)                                   7.04%     7.03%

                     KANKAKEE BANCORP, INC. AND SUBSIDIARY
                              FINANCIAL HIGHLIGHTS
                 (Dollars in Thousands, Except Per Share Data)

                                                                      (Unaudited)
                                                              June 30,        December 31,
                                                                2001              2000
                                                             -----------      ------------
Selected Financial Condition Data:
   Total assets                                                $   470,784     $  459,894
   Net loans, including loans held for sale                        372,888        338,956
   Allowance for losses on loans                                     2,191          2,156
   Mortgage-backed securities                                           51             67
   Mortgage-backed securities - available-for-sale                  13,710         16,051
   Investment securities, including certificates of deposit          2,155          1,498
   Investment securities-available-for-sale                         40,574         57,170
   Deposits                                                        401,224        388,050
   Total borrowings                                                 27,000         29,000
   Unrealized gains (losses) on securities available-
    for-sale, net of related income taxes                              454            116
   Stockholders' equity                                             39,275         39,289

   Shares outstanding                                            1,204,908      1,263,108

Stockholders' equity per share                                 $     32.60     $    31.11

Selected asset quality ratios:
   Non-performing assets to total assets                              0.56%          0.76%
   Allowance for losses on loans to non-performing loans            140.90%         83.89%
   Classified assets to total assets                                  1.36%          1.29%
   Allowance for losses on loans to classified assets                34.18%         36.34%

Non-performing asset analysis:
   Non-accrual loans                                           $       774     $      680
   Loans past due 90 days and accruing                                 781          1,890
   Real estate owned and repossessed assets                            558            478
   Restructured troubled debt                                          510            439
                                                               -----------     ----------
Total                                                          $     2,623     $    3,487
                                                               ===========     ==========

Net loan charge-offs for quarter                                       ($9)
                                                               ===========

                                                             Three Months
                                                                Ended
                                                              06/30/2001
                                                             (Unaudited)
                                                             -----------
Financial condition averages:
   Total assets                                              $ 470,715
   Earning assets                                              441,093
   Net loans, including loans held for sale                    362,541
   Stockholders' equity                                         39,180
   Deposits                                                    399,919
   Borrowings                                                   27,000

Average outstanding shares, including equivalents            1,234,962

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